EXHIBIT 99.1

NYFIX REPORTS FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

Expense Management Yields Improved Results Including
Positive EBITDA and Cash Flows

New York, NY, February 26, 2009: NYFIX, Inc. (Nasdaq: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today reported results for fourth quarter and full-year 2008.  In addition to growing its core businesses, NYFIX has been focusing throughout 2008 on reducing its cost base, resulting in positive cash flows for fourth quarter 2008 as well as improved gross profits and net results for fourth quarter and full-year 2008 compared to the corresponding periods in 2007.

Revenues were $28.3 million for fourth quarter 2008, down 8% compared to the $30.7 million of revenues generated in fourth quarter 2007.  This decline reflects a $3.4 million reduction across all businesses from the Company’s decision to discontinue its Fusion OMS product. In addition, revenues were impacted by a $1.5 million reduction related to NYSE DOT direct market access services (“DMA”) from the Company’s decision to eliminate below cost discounts for these services for clients who do not generate matches in NYFIX Millennium.

Cost of revenue and SG&A expenses declined 17% and 42%, respectively, during fourth quarter 2008 compared to fourth quarter 2007. As a result, EBITDA was $0.1 million for fourth quarter 2008, reflecting the recognition of an insurance benefit, net of related costs, of $10.0 million, a non-cash impairment charge of $(11.7) million and $1.8 million of EBITDA from other operations. EBITDA was $(19.3) million for fourth quarter 2007, reflecting $(7.9) million of asset impairment and restructuring charges, $(0.2) million in costs related to the historical stock options matters and $(11.2) million of EBITDA from other operations. On a GAAP basis, the Company’s net loss was narrowed to $(2.7) million for fourth quarter 2008 as compared to $(20.0) million for fourth quarter 2007.

Other developments during the fourth quarter included:

•
500% growth in volumes executed in Euro Millennium during December 2008 as compared to November 2008, resulting in 251.0 million shares matched for a total value of more than €1 billion, including a record day on December 17th, when 50.7 million shares with a value of €150.0 million were matched; and

•	an increase in cash and cash equivalents to $56.0 million as of December 31, 2008, compared to $52.5 million at September 30, 2008.

“Our ability to manage costs has enabled us to improve cash flows and generate positive EBITDA this quarter while we continue to invest in our Millennium, Euro Millennium and NYFIX ioinet key strategic initiatives,” said Howard Edelstein, CEO of NYFIX. “We believe the concentrated focus on expanding our core FIX Marketplace and Millennium offerings has positioned us well in 2009 to serve our clients’ needs for liquidity discovery and execution quality in an increasingly fragmented market.”

Three Month Results

Financial highlights for fourth quarter 2008 include:

•	a 3% increase in gross profit to $15.1 million compared to $14.6 million for fourth quarter 2007;
•	an 8% decrease in total revenues to $28.3 million compared to $30.7 million for fourth quarter 2007;
•
an 18% increase in FIX Division net revenues to $17.3 million compared to $14.7 million for fourth quarter 2007, with the 2008 amount reflecting additional revenues of $0.6 million from recently acquired FIXCITY and a reduction in revenues from Fusion OMS clients of $0.4 million;

•
a 28% decrease in Transaction Services Division net revenues to $9.9 million compared to $13.8 million for fourth quarter 2007, reflecting a reduction in revenues of $2.2 million from Fusion OMS clients and a reduction in revenues of $1.5 million from NYSE DOT DMA from the Company’s decision to eliminate below cost discounts for these services for clients who do not generate matches in NYFIX Millennium;

•	a 63% decrease in OMS Division net revenues to $0.8 million compared to $2.2 million for fourth quarter 2007, reflecting a reduction in revenues of $0.8 million from Fusion OMS clients;
•	revenues of $0.3 million generated by Euro Millennium;
•	EBITDA of $0.1 million compared to EBITDA of $(19.3) million for fourth quarter 2007; and
•
a net loss of $(2.7) million, or $(0.07) per share, compared to a net loss for fourth quarter 2007 of $(20.0) million, or $(0.55) per share, which excludes the impact of accumulated preferred dividends of $0.5 million, or $0.1 per share, and $(1.2) million, or $(0.03) per share, for fourth quarter 2008 and fourth quarter 2007, respectively.

Other items that affected the net loss amounts disclosed above include the following:

	Three Months Ended December 31,
	2008		2007
(in millions, except per share amounts)	Amount	per share	Amount	per share
Asset impairment charges	$(11.7)	$(0.31)	$(7.6)	$(0.21)
Euro Millennium loss	(2.2)	(0.06)	(2.0)	(0.05)
Stock-based compensation	(1.4)	(0.04)	(5.7)	(0.16)
Integration charges	(0.1)	(0.00)	-	-
SEC investigation, restatement and other related expenses, net of insurance recoveries	10.0	0.26	(0.2)	(0.01)
Tax benefit associated with goodwill impairment	0.2	0.01	0.6	0.02
Transitional employment costs	-	-	(1.6)	(0.04)
Transitional rebuilding and remediation costs	-	-	(0.9)	(0.03)
Restructuring charges	-	-	(0.3)	(0.01)
Income from discontinued operations	-	-	0.7	0.02

During fourth quarter 2008 the Company recorded a non-cash asset impairment charge to adjust the carrying value of certain goodwill amounts due to the adverse market conditions in the latter part of 2008 that have caused a decline in industry market multiples. This charge had no impact on cash flows or operations and was partially offset by a tax benefit of $0.2 million.

Since second quarter 2007, NYFIX has incurred costs for Euro Millennium. Launched in March 2008 for matching U.K. listed equities, Euro Millennium later expanded its scope to match cash equities in other European markets including Belgium, France, Germany and the Netherlands. The $2.2 million loss for fourth quarter 2008 is net of the $0.3 million of revenue reported above.

The Company’s equity incentive program was designed to award large upfront grants rather than smaller annual grants to maximize the incentive and retention impacts of the grants and to better align the interests of employees with stockholders. As a result, stock-based compensation will remain at high levels until the significant equity grants made in October 2007, following the adoption of the Company’s new equity incentive plan, fully vest.

Since the acquisition of FIXCITY in April 2008, the Company has incurred related integration costs. The integration costs incurred during fourth quarter 2008 reflect third-party consulting costs to integrate the acquired technology platform. These costs were fully incurred as of December 31, 2008.

Due to the fact that an agreement was reached for global settlement of the Company’s outstanding derivative litigation matters related to historical stock option granting practices, which is pending court approval, the Company recognized an insurance benefit during fourth quarter 2008 of $10.1 million for insurance advances received under its D&O insurance policies for costs incurred in connection with this and other related matters. The settlement agreement requires that the Company adopt certain corporate governance practices and provides for a payment of $1.3 million in legal fees to plaintiffs’ counsel that will be paid directly by the Company’s insurance carrier. The $10.1 million benefit is reflected as a reduction to SEC investigation, restatement and other related expenses, as the amounts recovered were previously expensed in this line item. This amount did not impact cash flows during fourth quarter 2008 as the advances were received earlier in the year.

Full-year Results

Financial highlights for full-year 2008 include:

•	an 11% increase in gross profit to $62.9 million compared to $56.6 million for full-year 2007;
•	a 3% decrease in total revenues to $117.5 million compared to $121.7 million for full-year 2007;
•
a 17% increase in FIX Division net revenues to $67.4 million compared to $57.7 million for full-year 2007, reflecting additional revenues of $2.0 million from FIXCITY and a reduction in revenues from Fusion OMS clients of $1.1 million;

•
a 16% decrease in Transaction Services Division net revenues to $45.1 million compared to $53.6 million for full-year 2007, reflecting a reduction in revenues of $5.6 million from Fusion OMS clients and a reduction in revenues of $6.2 million from NYSE DOT DMA from the Company’s decision to eliminate below cost discounts for these services for clients who do not generate matches in NYFIX Millennium;

•	a 56% decrease in OMS Division net revenues to $4.7 million compared to $10.5 million for full-year 2007, reflecting a reduction in revenues from Fusion OMS clients of $3.1 million;
•	revenues of $0.3 million generated by Euro Millennium;
•	EBITDA of $(6.0) million compared to EBITDA of $(35.4) million for full-year 2007; and
•
a net loss of $(16.4) million, or $(0.43) per share, compared to a net loss for full-year 2007 of $(41.1) million, or $(1.14) per share, which exclude the impact of accumulated preferred dividends of $(2.2) million, or $(0.06) per share, and $(5.9) million, or $(0.16) per share, for full-year 2008 and full-year 2007, respectively.

Other items that affected the net loss amounts disclosed above include the following:

	Year Ended December 31,
	2008		2007
(in millions, except per share amounts)	Amount	per share	Amount	per share
Asset impairment and restructuring charges	$(11.7)	$(0.31)	$(7.6)	$(0.21)
Euro Millennium loss	(8.8)	(0.23)	(4.0)	(0.11)
Stock-based compensation	(7.8)	(0.21)	(6.0)	(0.16)
Workforce reduction termination costs	(0.9)	(0.02)	-	-
Integration charges	(0.8)	(0.02)	-	-
Loss on Fusion OMS wind-down	(0.8)	(0.02)	-	-
Transitional employment costs	(0.3)	(0.01)	(4.0)	(0.11)
Transitional rebuilding and remediation costs	(0.2)	(0.01)	(6.4)	(0.18)
Restructuring charges	(0.2)	(0.01)	(0.3)	(0.01)
SEC investigation, restatement and other related expenses, net of insurance recoveries	9.6	0.25	(5.8)	(0.16)
Tax benefit associated with goodwill impairment	0.2	0.01	0.6	0.02
NYSE linkage fees not passed to clients	-	-	(1.9)	(0.05)
Income from discontinued operations	-	-	0.7	0.02

In June 2008, the Company reduced its staff of employees and consultants by approximately 10%. In connection with this initiative, the Company incurred employee termination costs.

Integration costs incurred during first half 2008 also included a $0.5 million write-off of capitalized software, which was replaced by acquired technology.

The Company incurred a restructuring charge during first half 2008 for employment-related costs associated with the discontinuation of the Fusion OMS product of $0.7 million, partially offset by the reversal of a restructuring reserve of $0.5 million related to the termination of a lease and corresponding sublease of office space previously occupied in Stamford, CT. The Company also incurred an additional operating loss during first half 2008 related to supporting the Fusion OMS product during this wind-down phase.

2009 Outlook and Subsequent Events

In 2009, NYFIX will continue to focus on expanding its FIX Marketplace and Millennium businesses in the United States and Europe, as well as preserving cash resources.

In February 2009, NYFIX initiated the roll-out of Millennium HPX in the United States, a faster, more resilient, and higher throughput version of its dark pool. Leveraging proven technology that is currently deployed in Europe as part of Euro Millennium, Millennium HPX improves system response times by more than 10x over the historical Millennium platform. Millennium HPX is expected to be a more attractive destination for latency sensitive order flow.

New single-day records were set in Euro Millennium during January 2009, with a record of over €200 million in value matched on January 13th. Due to the recent growth in matched volumes, NYFIX has determined that beginning January 1st Euro Millennium is no longer in its introductory phase and will now report the results of this initiative within the Transaction Services Division, with specific costs included in transaction cost of revenue and SG&A. Operating losses from Euro Millennium are expected to continue during 2009, although such amounts are expected to decline throughout the year as revenues grow.

In addition, the U.K. Financial Services Authority (FSA), along with other European regulators, is currently conducting an extensive review of the impact that the Markets in Financial Instruments Directive (MiFID) has had on European markets. In connection with this review, the FSA has proposed an interpretation of a particular provision of MiFID that would require modifications to Euro Millennium’s current functionality. Such modifications would result in additional development costs to the Company and would need to be completed within a timeframe acceptable to the FSA. The Company is engaged in ongoing conversations with the FSA regarding this interpretation and hopes to find a resolution that will minimize any impact on Euro Millennium’s service.

For 2009, stock-based compensation expense is estimated to be $1.5 million per quarter. Stock-based compensation amounts may vary, however, depending on the fair value of performance awards when the applicable criteria are established, whether such performance awards actually vest and whether additional awards are granted.

The impact of the recent consolidations in the brokerage industry on the Company’s businesses has thus far been modest, but is expected to offset the growth in revenue from Marketplace channels (order routing and IOI) during 2009 by $1.5 million. The full impact that the current challenging market conditions may have on the Company’s future revenues, including uncertainties in the hedge fund industry, are difficult to predict.

Investor Conference Call

As previously announced, NYFIX will host a conference call to discuss its results and business outlook today, February 26, 2009 at 5:00 PM Eastern Standard Time. The conference call can be accessed live via telephone by dialing 1(888) 686-9681 in the United States or +1(913) 312-1521 internationally.  A replay will be made available two hours after the call and can be accessed by dialing 1(888) 203-1112 in the United States or +1(719) 457-0820  internationally; the password for all calls is 4623907. The replay will be available until March 5, 2009. The call will be webcast live from our website at www.nyfix.com under the investor relations section.

Non-GAAP Disclosure

The disclosure above of EBITDA excludes the impact of interest, taxes, depreciation and amortization, other income (expense) and discontinued operations on the Company’s reported GAAP results. EBITDA was included in this release because management considers it an important supplemental measure used by securities analysts, investors and other interested parties in the evaluation of the Company. EBITDA allows for meaningful company-to-company performance comparisons as companies have different capital structures and tax rates. EBITDA is also a useful tool in evaluating the Company’s ability to meet future debt service, capital expenditure and working capital requirements. EBITDA does not replace and is not superior to the presentation of GAAP results. A schedule at the end of this release reconciles GAAP net loss to EBITDA.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

Caution Regarding Forward Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYFIX, Inc.'s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYFIX, Inc.’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYFIX, Inc.’s results or future events to differ materially from current expectations include, but are not limited to: the possibility that the Company may record a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation, regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; our ability to accommodate increased levels of trading activity and keep current with market data requirements; and other factors detailed in NYFIX, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. The inclusion of forward-looking statements herein should not be regarded as a representation by NYFIX, Inc. that the forward-looking statements will prove to be correct. In addition, the forward-looking statements included in this press release represent the Company’s views as of February 26, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 26, 2009.

CONTACT:
For Investors, Don Duffy of ICR
1-203-682-8200; or
For Media, Jed Hamilton of Intermarket Communications
1-212-754-5479, both for NYFIX, Inc.
Web site: http://www.nyfix.com
(NYFX)

NYFIX, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue:
Subscription and maintenance	$17,753	$16,815	$70,525	$67,116
Transaction	9,963	13,582	44,904	52,339
Product sales and services	627	254	2,118	2,247
Total revenue	28,343	30,651	117,547	121,702

Cost of revenue:
Subscription and maintenance	7,539	8,670	30,997	34,381
Transaction	5,665	7,287	23,314	29,916
Product sales and services	87	77	340	813
Total cost of revenue	13,291	16,034	54,651	65,110

Gross profit	15,052	14,617	62,896	56,592

Operating expense:
Selling, general and administrative	15,804	27,624	74,675	86,848
Depreciation and amortization	495	515	1,907	1,554
Integration charges	103	-	838	-
SEC investigation, restatement and other related expenses	(9,988)	249	(9,550)	5,846
Restructuring charge	-	331	216	331
Asset impairment charges	11,651	7,596	11,651	7,596

Loss from operations	(3,013)	(21,698)	(16,841)	(45,583)

Interest expense	(274)	(166)	(763)	(565)
Investment income	330	815	1,357	4,114
Other income (expense), net	(25)	1	(25)	(3)
Loss from continuing operations before income tax (benefit) provision	(2,982)	(21,048)	(16,272)	(42,037)
Income tax (benefit) provision	(240)	(416)	143	(275)
Loss from continuing operations	(2,742)	(20,632)	(16,415)	(41,762)
Income from discontinued operations, incuding gain on sale of $1,905 in 2007	-	676	-	676
Net loss	(2,742)	(19,956)	(16,415)	(41,086)
Accumulated preferred dividends	549	(1,182)	(2,247)	(5,868)
Loss applicable to common stockholders	$(2,193)	$(21,138)	$(18,662)	$(46,954)

Basic and diluted loss per common share	$(0.06)	$(0.58)	$(0.49)	$(1.30)

Basic and diluted weighted average common shares outstanding	38,058	36,601	37,723	36,160

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$55,966	$75,657
Accounts receivable	14,120	14,609
Clearing assets	400,638	483,867
Prepaid expenses and other current assets	3,702	7,900
Total current assets	474,426	582,033

Property and equipment	20,508	21,478
Capitalized software costs	8,701	5,789
Goodwill	47,170	57,401
Acquired intangible assets	7,422	3,708
Other assets	564	1,745
Total assets	$558,791	$672,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$21,656	$39,163
Clearing liabilities	399,927	483,600
Current portion of capital lease obligations	1,358	923
Convertible notes	9,971	-
Current portion of other long-term liabilities	1,014	1,564
Deferred revenue	5,271	4,648
Total current liabilities	439,197	529,898
Long-term portion of capital lease obligations	1,469	550
Convertible notes	-	9,941
Other long-term liabilities	1,021	2,354
Total liabilities	441,687	542,743
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series A, none issued	-	-
Series B Voting Convertible, 1,500,000 shares issued and outstanding; liquidation preference of $75,000 at December 31,2008	62,092	62,092
Series C Non-Voting Convertible, none issued	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 39,510,917 and 37,725,758 shares issued, respectively	271,319	261,307
Preferred stock dividend distributable, 525,000 common shares at December 31, 2007	-	2,441
Accumulated deficit	(200,012)	(183,232)
Treasury stock, 923,108 and 906,826 shares, respectively, at cost	(12,600)	(13,194)
Accumulated other comprehensive loss	(3,695)	(3)
Total stockholders' equity	117,104	129,411
Total liabilities and stockholders' equity	$558,791	$672,154

NYFIX, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net loss	$(2,742)	$(19,956)	$(16,415)	$(41,086)
Deduct:
Income from discontinued operations	-	(676)	-	(676)
Income tax benefit	(239)	(416)	-	(275)
Investment income	(330)	(815)	(1,357)	(4,114)
Other income, net	-	(1)	-	-
Add:
Income tax provision	-	-	143	-
Interest expense	273	166	763	565
Other expense, net	25	-	25	3
Depreciation and amortization	3,136	2,423	10,808	10,211
EBITDA	$123	$(19,275)	$(6,033)	$(35,372)